Exhibit 10.13

Autobytel Inc. Human Resources Department 18872 MacArthur Blvd, Suite 200 Irvine, CA 92612-1400 Voice: (949) 225-4572

January 31, 2017

TO:
Glenn Fuller
FROM:
Jeff Coats – President and CEO

RE: Salary Increase

It is a pleasure to inform you of your salary increase. Following is a summary of your salary increase.

Position:	EVP, Chief Legal and Administrative Officer and Secretary
New Semi-monthly Rate:	$13,343.75 ($320,250 Approximate Annually)
Effective Date:	January 1, 2017

Your salary increase is conditioned upon your acceptance of the foregoing modifications to the terms and conditions of your employment with Autobytel Inc. If you accept these modifications to the terms of your employment, please acknowledge your acceptance in the space provided below.

As a reminder, your employment is at will and not for a specified term and may be terminated by the Company or you at any time, with or without cause or good reason and with or without prior, advance notice. This “at-will” employment status will remain in effect throughout the term of your employment by the Company and cannot be modified except by a written amendment to this promotion letter that is executed by both parties (which in the case of the Company, must be executed by the Company’s Chief Legal Officer) and that expressly negates the “at-will” employment status.

Please feel free to call if you have any questions.

Autobytel Inc.

By: /s/ Jeff Coats
       President and CEO

Accepted and Agreed:

/s/ Glenn Fuller
Glenn Fuller